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                                                                     EXHIBIT 4.2


                        PHILADELPHIA INSURANCE COMPANIES
                    STOCK PURCHASE PLAN FOR PREFERRED AGENTS

                   SUBSCRIPTION AGREEMENT FOR OFFERING PERIOD
                         COMMENCING AS OF __________ AND
                            ENDING ON ______________


1. I hereby elect to participate in the Philadelphia Insurance Companies Stock Purchase Plan for Preferred Agents (the "Stock Purchase Plan") for the purpose of purchasing shares of the common stock of Philadelphia Consolidated Holding Corp., a Pennsylvania Corporation (the "Company"), no par value ("Common Stock"), in accordance with this Subscription Agreement and the Stock Purchase Plan.

2. By means of filing this subscription I am hereby electing, subject to any applicable limitations under the Stock Purchase Plan, to purchase shares of Common Stock on the terms set forth herein and in the Stock Purchase Plan. I am hereby also authorizing, to the extent indicated herein, regular deductions from my commissions in connection with my purchase election under the terms of the Stock Purchase Plan. I understand that the amount of my purchases may be limited as set forth in the Stock Purchase Plan. I also (a) understand that in no event shall the Company be obligated to accept this subscription agreement if my principal residence is in a jurisdiction in which any action must be taken by the Company to comply with securities laws of such jurisdiction, and (b) represent that my principal residence is at the address shown on the signature page hereof.

3. I understand that the regular deductions, if any, from my commissions made pursuant to this subscription to purchase shares under the Stock Purchase Plan shall be accumulated for the purpose of paying the purchase price of the shares of Common Stock as determined in accordance with the Stock Purchase Plan, and that the purchase shall take place automatically as of the last day of the Offering Period to which this election applies.

4. I understand that whole shares of Common Stock will be purchased on my behalf in accordance with this subscription agreement and the terms of the Stock Purchase Plan using the accumulated amount of the authorized deductions, if any, from my commissions along with the amount or amounts I pay in cash in connection with this election prior to the last day of the Offering Period to which this election applies; provided, however, that no purchase shall be made on my behalf under the Stock Purchase Plan unless I sign and deliver to the Company a stock power, endorsed in blank, that may be used in the event the Company repurchases my shares under the terms of the Stock Purchase Plan. I understand that my election to purchase shares of Common Stock as set forth in this election is only applicable to the Offering Period to which this election applies, and that any election to participate in the Stock Purchase Plan with
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      respect to a subsequent Offering Period must be made by filing a new
      Subscription Agreement.

5. I understand that the shares of Common Stock purchased under the Stock Purchase Plan, the associated stock power executed by me and this Subscription Agreement will be kept in an investment account until the expiration of two years (measured from the first day of the Offering Period to which this Subscription Agreement relates (the "Restricted Period")). I understand further than any certificates representing such shares of Common Stock may be legended to indicate the restrictions applicable during the Restricted Period.

6. I understand that, except as otherwise specifically provided in the Stock Purchase Plan, I have no right to sell or otherwise dispose of the shares of Common Stock purchased under the Stock Purchase Plan until after the end of the Restricted Period, and that any attempt to sell or otherwise dispose of such shares before the end of the Restricted Period may result in a forfeiture of such shares upon my receipt of the lesser of the original purchase price of such shares or their then Fair Market Value, as defined in the Stock Purchase Plan. I also understand that, in the event my status as a Preferred Agent for the Company terminates prior to the end of the Restricted Period for any reason other than my death or Disability (as defined in the Stock Purchase Plan), the Company has the right, but not the obligation, to purchase my interest in the shares of Common Stock purchased under this Subscription Agreement for the lesser of the purchase price paid for such shares, or the then fair market value of such shares.

7. I have received a copy of the Company's most recent prospectus which describes the Stock Purchase Plan and a copy of the Stock Purchase Plan itself. I understand that my participation in the Stock Purchase Plan is in all respects subject to the terms of the Stock Purchase Plan.

8. I understand that, under current federal tax laws, my participation in the Stock Purchase Plan may result in my recognizing compensation income. I also understand that the timing of this compensation income may be affected by the filing of an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the "Code"). In the event I decide to file such an election, I will also provide notice of such election to the Company as required under applicable federal tax rules. In the event there are any federal, state or local tax withholding obligations of the Company that arise out of my participation in the Stock Purchase Plan, I agree that the obligation of the Company to permit my purchase of shares and/or to transfer certificates for such shares to me is contingent on my taking such actions or making amounts available as may be required to satisfy such withholding obligations, as determined by the Company.


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9.    I hereby agree to be bound by the terms of the Stock Purchase Plan. The effectiveness of this Subscription Agreement is dependent upon my eligibility to participate in the Stock Purchase Plan.

10. In the event of my death, I hereby designate the following as my beneficiary(ies) to receive all payments and shares due me under the Stock Purchase Plan:

Number of Shares or Dollar Amount of Purchase:

Authorized Withholding from Commissions (Describe below the amount or percentage to be withheld from each commission payment made during the Offering Period):




I acknowledge and agree that my election to participate in the Stock Purchase Plan for the Offering Period is dictated by the number of shares or the dollar amount I specify in this Subscription Agreement. If the amount I authorize in this Subscription Agreement to be withheld from my commissions is not sufficient to pay the purchase price for the shares I have elected to purchase, I agree to pay the difference in cash prior to the end of the Offering Period. I further agree that if I authorize an amount to be withheld from my commissions, and make no indication of a number of shares or a dollar amount of purchase, the amount withheld from my commissions shall be accumulated and used to purchase shares as of the last day of the Offering Period and the number of shares so purchased shall be determined by the Purchase Price as determined under the provisions of the Stock Purchase Plan.

I hereby grant an irrevocable power of attorney to the Company and to each of its officers to act as my attorney-in-fact for the purpose of executing and delivering on my behalf and in my name, place and stead, any and all stock powers and other documents as may be necessary or appropriate for the repurchase by the Company, at its election, of shares purchased under the Stock Purchase Plan as permitted under the terms of the Stock Purchase Plan.

Preferred Agent's Signature:___________________________  Date:____________

Preferred Agent's Name: ___________________________

Principal Residence:


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